Exhibit 23


                          INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-60998, 333-61102, 333, 104422 and 333-103659 of James Monroe Bancorp, Inc.
on Forms S-8 of our report, dated January 9, 2004, relating to the consolidated balance sheets of James Monroe Bancorp, Inc. and Subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended December 31, 2003, 2002 and 2001 appearing in this Form 10-KSB Of James Monroe Bancorp, Inc. for the year ended December 31, 2003.



/s/ Yount, Hyde & Barbour, P.C.



Winchester, Virginia
March 15, 2004